                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           MARKETFIRST SOFTWARE, INC.


     MarketFirst Software, Inc., a Delaware corporation, hereby certifies that the Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit "A", which is incorporated herein by this reference,
                   -----------
and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the corporation's Board of Directors and has been adopted by a majority of the corporation's stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law. The corporation was previously incorporated under the name Cybernate Technology, Inc. on August 8, 1996.

     IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officers this 3rd day of September, 1999.

                                        MARKETFIRST SOFTWARE, INC.

                                        By:_____________________________________
                                           Peter Tierney, President and Chief
                                           Executive Officer

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MARKETFIRST SOFTWARE, INC.

                                   ARTICLE I

     The name of the corporation is MarketFirst Software, Inc.

                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle 19805. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     A.   Classes of Stock.  This corporation is authorized to issue two classes
          ----------------
of stock, designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is 89,640,000. The number of shares of Common Stock authorized to be issued is 45,000,000 shares, $0.001 par value. The number of shares of Preferred Stock authorized to be issued is 44,640,000 shares, $0.001 par value, 2,140,000 of which are designated as "Series A Preferred Stock", 3,000,000 of which are designated as "Series B Preferred Stock", 21,500,000 of which are designated as "Series C Preferred Stock" and 18,000,000 of which are designated as "Series D Preferred Stock."

     B.   Rights, Preferences and Restrictions of Preferred Stock.  The rights,
          -------------------------------------------------------
preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Common Stock are as follows:

          1.   Definitions.  For purposes of this Article IV, the following
               -----------
definitions shall apply:

               1.1  "Board" shall mean the Board of Directors of the Company.
                     -----

               1.2  "Company" shall mean this corporation.
                     -------

               1.3  "Common Stock" shall mean the Common Stock, $0.001 par
                     ------------
value, of the Company.

               1.4  "Common Stock Dividend" shall mean a stock dividend
                     ---------------------
declared and paid on the Common Stock that is payable in shares of Common Stock.

               1.5  "Dividend Rate" shall mean $0.0125 per share per annum for
                     -------------
the Series A Preferred Stock (as adjusted for any stock dividends, recapitalizations or the like), $0.025 per share per annum for the Series B Preferred Stock (as adjusted for any stock dividends, recapitalizations or the like), $0.034 per share per annum for the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and $0.053 per share per annum for the Series D Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

               1.6  "Original Issue Date" shall mean for the Series A Preferred
                     -------------------
Stock, Series B Preferred Stock, and Series C Preferred Stock, the date upon which this Certificate is filed with the Delaware Secretary of State, and for the Series D Preferred Stock, the date on which the first share of Series D Preferred Stock is issued by the Company.

               1.7  "Original Issue Price" shall mean $0.25 per share for the
                     --------------------
Series A Preferred Stock, $0.50 per share for the Series B Preferred Stock, $0.68 per share for the Series C Preferred Stock, and $1.065 per share for the Series D Preferred Stock.

               1.8  "Permitted Repurchases" shall mean the repurchase by the
                     ---------------------
Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option but not the obligation to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

               1.9  "Preferred Stock" shall mean the Series A Preferred Stock,
                     ---------------
the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock.

               1.10 "Subsidiary" shall mean any corporation of which at least
                     ----------
fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

          2.   Dividend Rights.
               ---------------

               2.1  Dividend Preference.  In each calendar year, the holders
                    -------------------
of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, non-cumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common

Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Preferred Stock shall have first been paid to the holders of the Preferred Stock during that calendar year; provided, however, that this restriction shall not apply to Permitted
--------  -------
Repurchases. Payments of any dividends to the holders of Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Preferred Stock in the amount of the annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

               2.2  Participation Rights.  Unless full dividends of the
                    --------------------
Preferred Stock for the current calendar year shall have been paid pursuant to subsection 2.1 above, no dividend whatsoever (other than a Common Stock Dividend) shall be paid or declared and no distribution shall be made, on the Common Stock as set forth in the balance of this subsection 2.2. If, after dividends in the full preferential amount specified in this Section 2 for the Preferred Stock have been paid in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5.

               2.3  Non-Cash Dividends.  Whenever a dividend provided for in
                    ------------------
this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

               2.4  Payment on Conversion.  If the Company shall have declared
                    ---------------------
but not paid dividends with respect to any Preferred Stock, then immediately prior to, and upon a conversion of any of the Preferred Stock as provided in
Section 5, the Company shall, subject to the legal availability of funds and assets therefor, pay in cash to the holder of the shares of Preferred Stock being converted the full amount of any dividends declared and unpaid on such shares. If the Company shall not have legally available funds and assets to make lawful payment of such declared and unpaid dividends, the Company shall, in lieu of making a full cash payment of all such declared and unpaid dividends, make payment thereof in cash to the extent the Company has legally available funds and assets therefor, and shall pay the balance of the declared but unpaid dividends in whole shares of Common Stock, valued at the Conversion Price (as defined herein) then in effect, plus cash in lieu of any fractional share.

          3.   Liquidation Rights.  In the event of any liquidation, dissolution
               ------------------
or winding up of the Company, whether voluntary or involuntary, the funds and assets of the

Company that may be legally distributed to the Company's stockholders (the "Available Funds and Assets") shall be distributed to stockholders in the
 --------------------------
following manner:

               3.1  Liquidation Preference.   The holder of each share of
                    ----------------------
Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for such respective series of Preferred Stock, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Preferred Stock of their full preferential amounts described in this subsection, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding shares of each series of Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

               3.2  Remaining Assets.  If there are any Available Funds and
                    ----------------
Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pari passu according to the number of shares of Common Stock held by each holder thereof on an as converted basis.

               3.3  Merger or Sale of Assets.  (i) the acquisition of the
                    ------------------------
Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; or (ii) a sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

               3.4  Non-Cash Consideration.  If any assets of the Company
                    ----------------------
distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any
                                                             ------ ----
securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                    (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                         (i)  if the securities are then traded on a national
securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

                         (ii) if actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid on sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                         (iii)  if there is no active public market, then the
value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

                    (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

          4.   Voting Rights.
               -------------

               4.1  Common Stock.  Each holder of shares of Common Stock shall
                    ------------
be entitled to one (1) vote for each share thereof held.

               4.2  Preferred Stock.  Each holder of shares of Preferred Stock
                    ---------------
shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

               4.3  General.  Subject to the foregoing provisions of this
                    -------
Section 4, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

               4.4  Voting for the Election of Directors.  With respect to the
                    ------------------------------------
election of the Board of Directors, at each annual election of directors: (i) the holders of shares of the then outstanding Common Stock shall be entitled to elect two (2) members of the Board of Directors of this corporation, (ii) the holders of shares of the then outstanding Series A Preferred Stock and Series B Preferred Stock, then outstanding, voting together as a single class and on an as-converted basis, shall be entitled to elect two (2) members of the Board of Directors of this corporation, (iii) the holder of at least a majority of the outstanding shares of Series C Preferred Stock shall be entitled to elect one
(1) member of the Board of Directors of this corporation, notwithstanding the right of Enterprise Partners, L.P. to exercise its right to a Board seat, and
(iv) as long as at least a majority of the shares of Series D Preferred Stock originally issued remain outstanding (subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction), the holders of such shares of Series D Preferred Stock shall be entitled to elect one (1) member of the Board of Directors of this corporation.

               In the case of any vacancy (other than a vacancy caused by removal) in the office of a director elected by the holders of a class or series of stock pursuant to this Section 4.4, such stockholders entitled to elect such member(s) of the Board of Directors may by affirmative vote of a majority thereof, elect a successor or successors to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of a class or series of stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

          5.   Conversion Rights.  The outstanding shares of Preferred Stock
               -----------------
shall be convertible into Common Stock as follows:

               5.1  Optional Conversion.
                    -------------------

                    (a) At the option of the holder thereof, each share of Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock as provided herein.

                    (b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               5.2  Automatic Conversion.
                    --------------------

                    (a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, immediately prior to (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company for not less than $20,000,000 in aggregate proceeds, in which the public offering price is at least double the original issuance price of the Series D Preferred Stock, or (ii) upon receipt by the Company of the written consent of holders of more than fifty percent (50%) of the outstanding shares of each series of Preferred Stock, each voting as a separate class.

                    (b) Upon the occurrence of an event specified in subparagraph 5.2(a) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates
--------  -------
evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

               5.3  Conversion Price.  Each share of outstanding Preferred Stock
                    ----------------
shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for each series of
      ----------------
Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

               5.4  Adjustment Upon Common Stock Event.  Upon the happening of a
                    ----------------------------------
Common Stock Event (as hereinafter defined), the Conversion Price of each series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and
(ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issue
                                  ------------------
by the Company of additional shares of Common Stock as a dividend on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               5.5  Adjustments for Other Dividends and Distributions.  If at
                    -------------------------------------------------
any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

               5.6  Adjustment for Reclassification, Exchange and Substitution.
                    ----------------------------------------------------------
If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock
                                                    ----- ----
Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               5.7  Sale of Shares Below Conversion Price.
                    -------------------------------------

                    (a)  Adjustment Formula.  If at any time or from time to
                         ------------------
time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this subsection 5.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection 5.5 or a recapitalization, reclassification or other change as provided in subsection 5.6, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the earlier of the date of such issue or the date of such sale, to the price obtained by multiplying such Conversion Price by a fraction:

                         (i)  The numerator of which shall be the sum of (A) the
number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                         (ii) The denominator of which shall be the sum of (A)
the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

                    (b)  Certain Definitions.  For the purpose of making any
                         -------------------
adjustment required under this subsection 5.7:

                         (i)    "Additional Shares of Common Stock" shall mean
                                 ---------------------------------
all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon conversion of the Preferred Stock; (B) shares of Common Stock issuable or issued to employees, officers, or directors of, or contractors, consultants or advisers to, the Company or any Subsidiary pursuant to the Company's 1996 Equity Incentive Plan; and (C) shares of the Company's Common Stock (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties or indebtedness, cash price reductions or similar financing (and in the aggregate not in excess of 10% of the Company's capitalization) (if in transactions with primarily non-equity financing purposes) under arrangements approved by the Board.

                         (ii)   The "Aggregate Consideration Received"  by the
                                     --------------------------------
Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                         (iii)  "Common Stock Equivalents Outstanding" shall
                                 ------------------------------------
mean the number of shares of Common Stock that is equal to the sum of all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock that are outstanding at the time in question.

                         (iv)   "Convertible Securities" shall mean stock or
                                 ----------------------
other securities convertible into or exchangeable for shares of Common Stock.

                         (v)    The "Effective Price" of Additional Shares of
                                     ---------------
Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this subsection 5.7, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this subsection 5.7, for the issue of such Additional Shares of Common Stock; and

                         (vi)   "Rights or Options" shall mean warrants,
                                 -----------------
options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                    (c)  Deemed Issuances.  For the purpose of making any
                         ----------------
adjustment to the Conversion Price of the Preferred Stock required under this subsection 5.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:
                                                     -------- ----

                         (i)    if the minimum amounts of such consideration
cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                         (ii)   if the minimum amount of consideration payable
to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                         (iii)  if the minimum amount of consideration payable
to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible

Securities. No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

                         (d)  If, after the adjustment of the Conversion Price
of a series of Preferred Stock pursuant to this subsection 5.7, it is determined that an event which existed or occurred prior to the time such Conversion Price was adjusted was not considered in the adjustment of such Conversion Price, then such Conversion Price shall be retroactively adjusted to reflect such event and additional shares of Common Stock shall be issued to any previous holder of Preferred Stock, if such holder previously exercised all or any part of such holder's conversion rights hereunder, to reflect the additional shares to which such holder would have been entitled had the retroactively adjusted Conversion Price been in effect on the date of exercise of such conversion rights.

                         (e)  If the Company issues or sells, or is deemed by
the provisions of this subsection 5.7 to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection
5.5 or a recapitalization, reclassification or other change as provided in subsection 5.6, and such Additional Shares of Common Stock have different Effective Prices and such Additional Shares of Common Stock would require adjustments to the Conversion Price of a series of Preferred Stock on the same day, then such Conversion Price shall be adjusted seriatim for each type of Additional Shares of Common Stock with a different Effective Price, adjusting such Conversion Price first for the Additional Shares of Common Stock with the highest Effective Price, followed by the adjustment for the Additional Shares of Common Stock with the next highest Effective Price and so on until all adjustments of such Conversion Price have been made.

               5.8  Certificate of Adjustment.  In each case of an adjustment or
                    -------------------------
readjustment of the Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Company's stock record books.

               5.9  Fractional Shares.  No fractional shares of Common Stock
                    -----------------
shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

               5.10 Reservation of Stock Issuable Upon Conversion.  The Company
                    ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. If any shares of Common Stock reserved for the purpose of conversion of shares of Preferred Stock require registration, qualification or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company will, in good faith, at its own expense and as expeditiously as possible, endeavor to secure such registration, qualification, listing or approval, as the case may be.

               5.11 Notices.  Any notice required by the provisions of this
                    -------
Section 5 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or ten (10) days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

               5.12 No Impairment.  The Company shall not avoid or seek to
                    -------------
avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

               5.13 Minimum Adjustment.  No adjustment to the Conversion Price
                    ------------------
of a series of Preferred Stock shall be made in an amount less than Three-Tenths of One Cent ($0.003) per share (subject to appropriate adjustment for stock splits and stock dividends) and provided that at such time as events causing adjustments accumulating One Cent ($0.01) or more have occurred adjustment to the Conversion Price of each series of Preferred Stock shall be made.

          6.   Redemption.
               ----------

               (a) At any time after December 31, 2002, the Company shall redeem, at the option of any holder of at least 1,000,000 shares of Preferred Stock (subject to appropriate adjustment for all stock splits, dividends, combination and the like) (shares of Preferred Stock held by such a holder being referred to as "Stockholder Redeemable Shares"), all or any portion of the
                -----------------------------
Stockholder Redeemable Shares held by such holder, as the holder may request.

               (b)  Redemption Price.  The redemption price shall be paid in
                    ----------------
cash and shall be an amount per share equal to all declared and unpaid dividends on the share of Preferred Stock being redeemed plus the Original Issue Price of such share (as adjusted for stock splits, recapitalizations and the like)(such aggregate amount per share is hereinafter referred to as the "Redemption Price"
                                                              ----------------
of such share).

               (c)  Redemption by Stockholder.
                    -------------------------

                    (i)  Notice of Redemption by Stockholder.  Any holder of
                         -----------------------------------
record of at least One Million (1,000,000) shares of Stockholder Redeemable Shares who wishes to redeem any Stockholder Redeemable Shares in accordance with
Section 6(a) hereof shall, at any time after December 1, 2002, mail written notice (hereinafter referred to as the "Stockholder Redemption Request") thereof
                                        ------------------------------
to the Company, postage prepaid. The Stockholder Redemption Request shall contain the following information: (i) the number of Stockholder Redeemable Shares held by such holder which such holder requests to be redeemed by the Company and (ii) the specific date (at least sixty (60) days after the date of the Stockholder Redemption Request, but in any event not a date prior to December 31, 2002) which the holder has specified for redemption (hereinafter referred to as the "Stockholder Redemption Date").

                    (ii) Surrender of Certificates, etc.  Each Stockholder
                         -------------------------------
Redemption Request shall bind the giver thereof to surrender for redemption, and the Company to redeem, the number of Stockholder Redeemable Shares specified in such notice on the Stockholder Redemption Date which such Stockholder Redemption Request specifies. Each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company (at the principal executive office of the Company), and thereupon the applicable Redemption Price for such shares shall be paid in cash or check to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired. In the event that some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are being redeemed, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Preferred Stock which were not redeemed. From and after the Stockholder Redemption Date, and unless there shall have been a default in payment of the Redemption Price, all rights to dividends on the Preferred Stock designated for redemption in the Stockholder Redemption Request, in response thereto shall cease to exist, all rights of the holders of such shares as holders of Preferred Stock (except the right to receive the applicable Redemption Price, without interest, upon surrender of their certificate or certificates) shall cease and terminate with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

                    (iii)  Deposit of Redemption Price.  On or prior to the
                           ---------------------------
Stockholder Redemption Date, the Company shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Stockholder Redemption Request in response thereto not yet redeemed with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Any monies deposited by the Company pursuant to this subsection for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 no later than the day preceding the Stockholder Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any monies deposited by the Company pursuant to this subsection remaining unclaimed at the expiration of one year following the Stockholder Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

                    (iv)   Available Funds.  If the funds of the Company
                           ---------------
legally available for redemption of the Preferred Stock on any Stockholder Redemption Date are insufficient to redeem the total number of shares requested to be redeemed pursuant to this Section 6 on such Stockholder Redemption Date, those funds which are legally available for redemption will be used to redeem the maximum number of shares of Preferred Stock specified for redemption ratably among the holders of such Preferred Stock in the same proportion as the relative aggregate amounts obtained by multiplying the number of shares of Preferred Stock specified for redemption by each such holder by the Original Purchase Price per share. The shares of Preferred Stock not redeemed pursuant to Section 6(a) above shall remain outstanding and shall be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of the Preferred Stock specified for redemption pursuant to this Section 6, such funds will immediately be used to redeem the balance of such shares which the Company has become obligated to redeem pursuant to this Section 6, on the same terms and conditions as are set forth above.

          7.   Miscellaneous
               -------------

               7.1  No Reissuance of Preferred Stock.  No share or shares of
                    --------------------------------
Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

               7.2  Protective Provisions. As long as any shares of Series D
                    ----------------------
Preferred Stock originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the originally issued shares of Series D Preferred Stock:

                         (i)    alter or change the rights, preferences or
privileges of the shares of Series D Preferred Stock;

                         (ii)   authorize or issue, or obligate itself to issue,
any other equity security, including any other security convertible into or exercisable for any equity security having a preference over the Series D Preferred Stock with respect to dividends, liquidation, redemption or voting; or

                         (iii)  amend this corporation's Certificate of
Incorporation or bylaws so as to affect adversely the shares or alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock.

                                   ARTICLE V

     Except as otherwise provided in this Certificate of Incorporation, the Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

                                   ARTICLE VI

     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VII

     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.